EXHIBIT 23.1

[Mitchell, Wiggins & Company, LLP]

INDEPENDENT AUDITORS’ CONSENT

To Board of Directors

Central Virginia Bankshares, Inc.

We consent to the incorporation by reference in the December 31, 2003, annual report on Form 10-KSB of Central Virginia Bankshares, Inc., of our report dated January 21, 2004, relating to the consolidated balance sheets of Central Virginia Bankshares, Inc., and subsidiary, as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003.

/s/ Mitchell, Wiggins & Company, LLL

Richmond, Virginia

February 24, 2004